UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)

Vistra Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

92840M102
(CUSIP Number)

March 18, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
Brookfield Asset Management Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Holdings Canada Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield US Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Direct Investments Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
6,625,154 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
6,625,154 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,625,154 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.36%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Titan Holdings LP, for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Capital Partners Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Private Funds Holdings Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Canada Adviser, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Group Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,855,405 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,855,405 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,855,405 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Margin Investment GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,001,495(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,001,495(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,001,495(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.85%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the BCP Titan Margin Aggregator LP, for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
BCP Titan Margin Aggregator LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,001,495

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,001,495

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,001,495

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.84%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Brookfield Titan Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,853,026

	6	SHARED VOTING POWER
772,128(1)

	7	SOLE DISPOSITIVE POWER
5,853,026

	8	SHARED DISPOSITIVE POWER
772,128(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,625,154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.36%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
BCP Titan Aggregator, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
96,960

	6	SHARED VOTING POWER
4,608,296.10(1)

	7	SOLE DISPOSITIVE POWER
96,960

	8	SHARED DISPOSITIVE POWER
4,608,296.10(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,705,256.10

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.96%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by the BCP Titan Margin Aggregator LP, for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
BCP Titan Sub-Aggregator, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
200,264

	6	SHARED VOTING POWER
5,271,964.75(1)

	7	SOLE DISPOSITIVE POWER
200,264

	8	SHARED DISPOSITIVE POWER
5,271,964.75(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,472,228.75

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.12%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by BCP Titan Margin Aggregator LP and Longhorn Capital GS LP, for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Longhorn Capital GS L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,810,847

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,810,847

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,810,847

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.37%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-AC, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
442,466

	6	SHARED VOTING POWER
130,445(1)

	7	SOLE DISPOSITIVE POWER
442,466

	8	SHARED DISPOSITIVE POWER
130,445(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
572,911

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.12%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-CN, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,141

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,141

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,141

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-DS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
139,838

	6	SHARED VOTING POWER
1,929(1)

	7	SOLE DISPOSITIVE POWER
139,838

	8	SHARED DISPOSITIVE POWER
1,929(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
141,767

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-FN, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
223,384

	6	SHARED VOTING POWER
35,374(1)

	7	SOLE DISPOSITIVE POWER
223,384

	8	SHARED DISPOSITIVE POWER
35,374(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
258,758

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.05%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-GLH, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
790

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
790

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
790

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-HI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
676,360

	6	SHARED VOTING POWER
74,744(1)

	7	SOLE DISPOSITIVE POWER
676,360

	8	SHARED DISPOSITIVE POWER
74,744(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
751,104

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.15%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-ICG, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
563,838

	6	SHARED VOTING POWER
105,183(1)

	7	SOLE DISPOSITIVE POWER
563,838

	8	SHARED DISPOSITIVE POWER
105,183(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
669,021

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-LB, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
279,675

	6	SHARED VOTING POWER
3,858(1)

	7	SOLE DISPOSITIVE POWER
279,675

	8	SHARED DISPOSITIVE POWER
3,858(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,533

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-MCG, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,291

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,291

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,291

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-MRS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
562,650

	6	SHARED VOTING POWER
7,884(1)

	7	SOLE DISPOSITIVE POWER
562,650

	8	SHARED DISPOSITIVE POWER
7,884(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
570,534

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.12%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of a portion of the shares of the Issuer’s Common Stock directly held by Longhorn Capital GS LP for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 487,698,111 shares of the Issuer’s Common Stock outstanding as of December 31, 2019 as provided by the Issuer.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-RBS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,280(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,280(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,280(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,278,055 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
30,278,055 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,278,055 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Solely in its capacity as the indirect owner of the class B units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Atlas OCM Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,318,192 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,318,192 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,318,192 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Capital Management, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Management GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,318,192 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,318,192 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,318,192 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Capital Management, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,318,192 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,318,192 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,318,192 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of the Issuer’s Common Stock directly held by OCM FF, OCM FB, OCM HIF, OAK VIII Parallel 2, OAK DGY Holdings, OCM Fund VII, OAK Opps X Holdco, OAK Opps VIIIb Holdco and OAK VOF Holdings and OAK-Forrest (each as defined in Item 2A below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Holdings I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,959,863 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,959,863 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,959,863 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.06%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of the Issuer’s Common Stock held through Oaktree Fund GP, LLC, in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb (each as defined in Item 2a below) for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund X Holdings (Delaware), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,912,379

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,912,379

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,912,379

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.41%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIII Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,909

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,909

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,909

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIIIb Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,908,673

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,908,673

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,908,673

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.41%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VIIb Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,383

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,383

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,383

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,132,519

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,132,519

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,132,519

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.23%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree-Forrest Multi-Strategy, LLC (Series B)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
692

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
692

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opps X Holdco Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
19,553

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
19,553

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,553

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VII Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
244

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VII Delaware GP, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
244(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1) Consists of shares of Common Stock directly held by OCM Opportunities Fund VII Delaware, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VII L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
244(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by OCM Opportunities Fund VII Delaware, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VII GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
244(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by OCM Opportunities Fund VII Delaware, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
OCM Opportunities Fund VII GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
244(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by OCM Opportunities Fund VII Delaware, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opps VIIIb Holdco Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
818,216

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
818,216

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
818,216

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.17%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
454

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
454

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
454

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
454(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
454(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
454(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Oaktree Huntington Investment Fund, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
454(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
454(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Oaktree Huntington Investment Fund, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIII (Parallel 2), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
60

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
60

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIII GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
60(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
60(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Oaktree Opportunities Fund VIII (Parallel 2), L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIII GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
60(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
60(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Oaktree Opportunities Fund VIII (Parallel 2), L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Opps DGY Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,103,689

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
13,103,689

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,103,689

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.68%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund X GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,103,689 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
13,103,689 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,103,689 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.68%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Opps DGY Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund X GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,103,689 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
13,103,689 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,103,689 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.68%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Opps DGY Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund, L.P. - Class B

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
154

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
154

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
154(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
154(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Oaktree FF Investment Fund, L.P. - Class B for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
154(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
154(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Oaktree FF Investment Fund, L.P. - Class B for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund Class F Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
333,557

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
333,557

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
333,557

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.07%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund Class F Holdings GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
333,557(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
333,557(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
333,557(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.07%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Oaktree FF Investment Fund Class F Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree FF Investment Fund Class F Holdings GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
333,557(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
333,557(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
333,557(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.07%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Oaktree FF Investment Fund Class F Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Value Opportunities Fund Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,041,573

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,041,573

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,041,573

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.21%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Value Opportunities Fund GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,041,573(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,041,573(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,041,573(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.21%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Consists of shares of Common Stock directly held by Oaktree Value Opportunities Fund Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

1	NAMES OF REPORTING PERSONS
Oaktree Value Opportunities Fund GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,041,573(1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,041,573(1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,041,573(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.21%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Consists of shares of Common Stock directly held by Oaktree Value Opportunities Fund Holdings, L.P. for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 1.

(a).	Name of Issuer. Vistra Corp.

(b).	Address of Issuer's Principal Executive Offices

6555 Sierra Drive
Irving, Texas 75039

Item 2.

(a).          This statement is being filed jointly by each of the following persons (each a “Reporting Person”), each of which is affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management, Inc. (“BAM”):

(1)	Longhorn Capital GS, L.P. (“Longhorn”)
(2)	Brookfield Titan Holdings LP (“Titan Holdings”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(3)	BCP Titan Margin Aggregator LP (“Margin Aggregator”), as a direct owner of Common Stock;
(4)	Titan Margin Investment GP LLC (“Margin GP”), as general partner of Margin Aggregator;
(5)	BCP Titan Aggregator, L.P. (“Aggregator”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Margin Aggregator and Longhorn;
(6)	BCP Titan Sub Aggregator, L.P. (“Sub Aggregator”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Margin Aggregator and Longhorn;
(7)	Titan Co-Investment-AC, L.P. (“Titan AC”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(8)	Titan Co-Investment-CN, L.P. (“Titan CN”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(9)	Titan Co-Investment-DS, L.P. (“Titan DS”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(10)	Titan Co-Investment-FN, L.P. (“Titan FN” ), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(11)	Titan Co-Investment-GLH, L.P. (“Titan GLH”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(12)	Titan Co-Investment-HI, L.P. (“Titan HI”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(13)	Titan Co-Investment-ICG, L.P. (“Titan ICG”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(14)	Titan Co-Investment-LB, L.P. (“Titan LB”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(15)	Titan Co-Investment-MCG, L.P. (“Titan MCG”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;
(16)	Titan Co-Investment-MRS, L.P. (“Titan MRS”), in its capacity as a direct owner of Common Stock and indirect owner of Common Stock through Longhorn;

(17)	Titan Co-Investment-RBS, L.P. (“Titan RBS” and together with Titan AC, Titan CN, Titan DS, Titan FN, Titan GLH, Titan HI, Titan ICG, Titan LB, Titan MCG and Titan MRS, the “Titan Vehicles”);
(18)	Titan Co-Investment GP, LLC (“Titan Co-Invest”), in its capacity as general partner to each of the Titan Vehicles;
(19)	Brookfield Private Equity Group Holdings LP (“BPEGH”), as a limited partner of Titan Holdings and each of the Titan Vehicles;
(20)	Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (“BAMPIC”), in its capacity as indirect owner of Longhorn, Aggregator and Sub-Aggregator;
(21)	Brookfield Canada Adviser, LP (“BCA”), in its capacity as limited partner of BAMPIC;
(22)	Brookfield Private Funds Holdings Inc. (“BPFH”), in is capacity as limited partner of BCA;
(23)	Brookfield Holdings Canada Inc. (“BHC”), in its capacity as indirect shareholder of BUS and indirect owner of OGC (as defined below);
(24)	Brookfield Capital Partners Ltd. (“BCPL”), in its capacity as indirect owner of Longhorn, Aggregator and Sub-Aggregator;
(25)	Brookfield Private Equity Direct Investments Holdings LP (“BPE DIH”), in its capacity as the limited partner of Titan Holdings;
(26)	Brookfield Private Equity Holdings LLC (“BPEH”), in its capacity as the member of Titan Co-Invest;
(27)	Brookfield US Inc. (“BUS”), in its capacity as the member of BPEH;
(28)	Brookfield Private Equity Inc. (“BPE”), in its capacity as the general partner of BPE DIH and BPEGH;
(29)	Partners Limited (“Partners”), in its capacity as the shareholder of BAM;
(30)	BAM, in its capacity as the shareholder of each of BHC and BPE;
(31)	Oaktree-Forrest Multi-Strategy, LLC (Series B) (“OAK-Forrest”) in its capacity as a direct owner of Common Stock;
(32)	Oaktree Opps X Holdco Ltd. (“OAK Opps X Holdco”), in its capacity as a direct owner of Common Stock;
(33)	OCM Opportunities Fund VII Delaware, L.P. (“OCM Fund VII”), in its capacity as a direct owner of Common Stock;
(34)	OCM Opportunities Fund VII Delaware GP, Inc. (“OCM Fund VII GP”), in its capacity as the general partner of OCM Fund VII;
(35)	OCM Opportunities Fund VII L.P. (“OCM Fund VII GP SH”), in its capacity as the sole shareholder of OCM Fund VII GP;
(36)	OCM Opportunities Fund VII GP, L.P. (“OCM Opps Fund GP”), in its capacity as the general partner of OCM Fund VII GP SH;
(37)	OCM Opportunities Fund VII GP Ltd. (“OCM Opps Fund GP Ltd.”), in its capacity as the general partner of OCM Opps Fund GP;
(38)	Oaktree Opps VIIIb Holdco Ltd. (“OAK Opps VIIIb Holdco”), in its capacity as a direct owner of Common Stock;
(39)	Oaktree Huntington Investment Fund, L.P. (“OAK HIF”), in its capacity as a direct owner of Common Stock;
(40)	Oaktree Huntington Investment Fund GP, L.P. (“OAK HIF GP”), in its capacity as general partner of OAK HIF;

(41)	Oaktree Huntington Investment Fund GP Ltd. (“OAK HIF GP Ltd.”), in its capacity as general partner of OAK HIF GP;
(42)	Oaktree Opportunities Fund VIII (Parallel 2), L.P. (“OAK VIII Parallel 2”), in its capacity as a direct owner of Common Stock;
(43)	Oaktree Opportunities Fund VIII GP, L.P. (“OAK VIII GP”), in its capacity as general partner of OAK VIII Parallel 2;
(44)	Oaktree Opportunities Fund VIII GP Ltd. (“OAK VIII GP Ltd.”), in its capacity as general partner of OAK VIII GP;
(45)	Opps DGY Holdings, L.P. (“OAK DGY Holdings”), in its capacity as a direct owner of Common Stock;
(46)	Oaktree Opportunities Fund X GP, L.P. (“OAK DGY Holdings GP”), in its capacity as general partner of OAK DGY Holdings;
(47)	Oaktree Opportunities Fund X GP Ltd. (“OAK DGY Holdings GP Ltd.”), in its capacity as general partner of OAK DGY Holdings GP.
(48)	Oaktree FF Investment Fund, L.P. - Class B (“OCM FB”), in its capacity as a direct owner of Common Stock;
(49)	Oaktree FF Investment Fund GP, L.P. (“OCM FB GP”), in its capacity as the general partner of OCM FB;
(50)	Oaktree FF Investment Fund GP Ltd. (“OCM FG GP Ltd.”), in its capacity as the general partner of OCM FB GP;
(51)	Oaktree FF Investment Fund Class F Holdings, L.P. (“OCM FF”), in its capacity as a direct owner of Common Stock;
(52)	Oaktree FF Investment Fund Class F Holdings GP, L.P. (“OCM FF GP”), in its capacity as the general partner of OAK FF;
(53)	Oaktree FF Investment Fund Class F Holdings GP Ltd. (“OCM FF GP Ltd.”), in its capacity as the general partner of OAK FF GP;
(54)	Oaktree Value Opportunities Fund Holdings, L.P. (“OAK VOF Holdings”), in its capacity as a direct owner of Common Stock;
(55)	Oaktree Value Opportunities Fund GP, L.P. (“OAK VOF GP”), in its capacity as general partner of OAK VOF Holdings;
(56)	Oaktree Value Opportunities Fund GP Ltd., in its capacity as the general partner of OAK VOF GP;
(57)	Oaktree Opportunities Fund X Holdings (Delaware), L.P. (“OAK Fund X”), in its capacity as a direct owner of Common Stock;
(58)	Oaktree Opportunities Fund Xb Holdings (Delaware) (“OAK Opps Xb”), in its capacity as a direct owner of Common Stock;
(59)	Oaktree Opportunities Fund VIII Delaware, L.P. (“OAK Fund VIII”), in its capacity as a direct owner of Common Stock;
(60)	Oaktree Opportunities Fund VIIIb Delaware, L.P. (“OAK Fund VIIIb”), in its capacity as a direct owner of Common Stock;
(61)	OCM Opportunities Fund VIIb Delaware, L.P. (“OCM Opps VIIb”), in its capacity as a direct owner of Common Stock;
(62)	Oaktree Fund GP, LLC (“OAK GP”), in its capacity as general partner of OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb;
(63)	Oaktree Fund GP I, L.P. (“OAK GP I”), in its capacity as managing member of OAK GP;

(64)	Oaktree Capital I, L.P. (“OAK Capital”), in its capacity as general partner of OAK GP I;
(65)	OCM Holdings I, LLC (“OCM I”), in its capacity as general partner of OAK Capital;
(66)	OCM Holdings, LLC (“OCM Holdings”), in its capacity as managing member of OCM I;
(67)	Oaktree Capital Group, LLC (“OCG”), in its capacity as managing member of OCM Holdings;
(68)
Oaktree Capital Management, L.P. (“OCM”), in its capacity as director of OCM FF GP Ltd., OCM FB GP Ltd., OCM HIF GP Ltd., OAK VIII GP Ltd., OAK Opps X Holdco, OCM Opps VII GP Ltd., OAK Opps X Holdco, OAK Opps VIIIb Holdco and OAK VOF GP Ltd. and as duly appointed manager of OAK-Forrest;

(69)	Oaktree Capital Management GP LLC (“OCM GP”), in its capacity as general partner of OCM; and
(70)	Atlas OCM Holdings LLC (“Atlas OCM”), in its capacity as managing member of OCM GP;
(71)	Oaktree Capital Group Holdings GP, LLC (“OCGH”), in its capacity as the indirect owner of the class B units of each of OCG and Atlas OCM.

“Brookfield Investment Vehicles” means Titan AC, Titan CN, Titan DS, Titan FN, Titan GLH, Titan HI, Titan ICG, Titan LB, Titan MCG and Titan MRS, Titan RBS (collectively, the “Titan Vehicles”), Longhorn, Titan Holdings, Aggregator and Sub Aggregator.

“Brookfield Entities” means the Brookfield Investment Vehicles, Titan Co-Invest, BPEGH, BAMPIC, BCA, BPFH, BHC, BCPL, BPE DIH, BPEH, BUS, BPE, BAM and Partners.

“Oaktree Investment Vehicles” means OCM Opps VIIb, OAK-Forrest, OAK Opps X, OAK Fund X, OAK Opps Xb, OCM Fund VII, OCM Opps VIIb, OAK Fund VIII, OAK Fund VIIIb, OAK HIF, OAK VIII Parallel 2, OAK DGY Holdings, OAK VOF Holdings, OCM FB and OCM FF.

“Oaktree Entities” means the Oaktree Investment Vehicles, OAK GP, OAK GP I, OAK Capital, OCM I, OCM Holdings, OCG, OCM, OCM GP, Atlas OCM and OCGH.

“Investment Vehicles” means the Brookfield Investment Vehicles and the Oaktree Investment Vehicles, collectively.

*Attached as Exhibit 2 is a copy of an agreement among the Reporting Persons that this Amendment No. 2 to Schedule 13G (this “Statement”) is being filed on behalf of each of them.

(b).                       Address of Principal Business Office or, if none, Residence

The address of each of BAM, BPE, BPE DIH, BCPL, BHC, BPFH, BCA, BAMPIC and BPEGH is:

Brookfield Place
181 Bay Street, Suite 330
Toronto, Ontario, Canada, M5J 2T3

The address of each of the Titan Vehicles, Titan Co-Invest, BPEH and BUS is:

Brookfield Place
250 Vesey Street, 15th Floor
New York, NY 10281

The address of each of the Oaktree Entities is:

333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

(c) Citizenship.  See Row 4 of each of the cover pages to this Statement, incorporated herein by reference.

(d) Title of Class of Securities.  Common Stock, par value $0.01 per share

(e) CUSIP Number.  92840M102

Item 3.	Not applicable.

Item 4.	Ownership

(a)(b)(c)	Amount beneficially owned:

All calculations of percentages of beneficial ownership in this Item 4 and elsewhere in this Statement are based on 488,578,428 shares of the Issuer’s Common Stock outstanding as of April 30, 2020, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Outstanding Shares”).

As of March 18, 2020, the Brookfield Investment Vehicles collectively owned 19,855,405 shares of Common Stock, or 4.06% of the Outstanding Shares, each of which directly held and beneficially owned the shares of Common Stock indicated in the following table:

Investment Vehicle	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power	Aggregate Beneficial Ownership	Percentage of Outstanding Shares
Titan Aggregator	96,960	4,608,296.10	4,705,256.10	0.96%
Titan Sub-Aggregator	200,264	5,271,964.75	5,472,228.75	1.12%
Titan Margin	9,001,495	0	9,001,495	1.84%
Titan Holdings	5,853,026	772,128	6,625,154	1.36%
Titan AC	442,466	130,445	572,911	0.12%
Titan CN	1,141	0	1,141	Less than 0.01%
Titan DS	139,838	1,929	141,767	0.03%
Titan FN	223,384	35,374	258,758	0.05%
Titan GLH	790	0	790	Less than 0.01%
Titan HI	676,360	74,744	751,104	0.15%
Titan ICG	563,838	105,183	669,021	0.14%
Titan LB	279,675	3,858	283,533	0.06%
Titan MCG	1,291	0	1,291	Less than 0.01%
Titan MRS	562,650	7,884	570,534	0.12%
Titan RBS	1,280	0	0	Less than 0.01%
Longhorn	0	1,810,947	1,810,947	0.37%

As of March 18, 2020, the Oaktree Vehicles collectively owned 30,278,055 shares of Common Stock, or 6.2% of the Outstanding Shares, each of which directly held and beneficially owned the shares of Common Stock indicated in the following table:

Investment Vehicle	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power	Aggregate Beneficial Ownership	Percentage of Outstanding Shares
OAK-Forrest	692	0	692	Less than 0.01%
OAK Opps X Holdco	19,553	0	19,553	Less than 0.01%
OAK Fund X	6,912,379	0	6,912,379	1.41%
OAK Opps Xb	1,132,519	0	1,132,519	0.23%
OCM Fund VII	244	0	244	Less than 0.01%
OCM Opps VIIb	4,383	0	4,383	Less than 0.01%
OAK Fund VIII	1,909	0	1,909	0.00%
OAK Fund VIIIb	6,908,673	0	6,908,673	1.41%
OAK Opps VIIIb Holdco	818,216	0	818,216	0.17%
OAK HIF	454	0	454	Less than 0.01%
OAK VIII Parallel 2	60	0	60	Less than 0.01%
OAK DGY	13,103,689	0	13,103,689	2.68%
OCM FB	154	0	154	Less than 0.01%
OCM FF	333,557	0	333,557	0.07%
OAK VOF Holdings	1,041,573	0	1,041,573	0.21%

Each of (i) BPE DIH, as a limited partner of Titan Holdings, (ii) BPEGH, as a limited partner of Titan Holdings and each of the Titan Vehicles, (ii) BPE, as the general partner of BPE DIH and BPEGH, (iii) Titan Co-Invest, as the general partner of each of the Titan Vehicles, (iv) BPEH, as a member of Titan Co-Invest, (v) BUS, as a member of BPEH, (vi) BHC, as indirect shareholder of BUS Inc., (vii) BAM, as limited partner of BPE and shareholder of BHC, (viii) Partners, as shareholder of BAM, (ix) BCPL and BAMPIC, as indirect owners of Longhorn, Aggregator and Sub-Aggregator, (x) BCA, as limited partner of BAMPIC, (xi) BPFH, as limited partner of BCA, and (xii) BHC, as shareholder of BPFH, may be deemed to share with the Titan Vehicles beneficial ownership of their shares of Common Stock.

Each of (i) Atlas OCM as the managing member of OCP GP, (ii) OCP GP as the general partner of OCM, and (iii) OCM may be deemed to share with OCM FF GP Ltd., OCM FB GP Ltd., OCM HIF GP Ltd., OAK VIII GP Ltd., OAK Opps X Holdco, OCM Opps VII GP Ltd., OAK Opps X Holdco, OAK Opps VIIIb Holdco and OAK VOF GP Ltd. and OAK-Forrest beneficial ownership of their shares of Common Stock.

Each of (i) OCG as the managing member of OCM Holdings, (ii) OCM Holdings as the management member of  OCM I, and (iii) OCM I, as the general partner of OAK Capital may be deemed to share with OAK Fund X, OAK Opps Xb, OAK Fund VIII, OAK Fund VIIIb and OCM Opps VIIb beneficial ownership of their shares of Common Stock.

Following the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 13, 2019, by and among OCG, BAM and other parties thereto, as reported by OCG on a Current Report on Form 8-K, dated October 4, 2019, BAM and certain of its affiliates may be deemed to beneficially own securities of the Issuer held by the Oaktree Entities.

Additionally, by virtue of various agreements and arrangements with Seismic Holding LLC (“Seismic”), BAM and certain of the Brookfield Investment Vehicles may be deemed to constitute a “group” (within the meaning of the Act and Rule 13d-5 thereunder) with Seismic, which beneficially owns 42,170,007 shares of Common Stock (including 22,881,101 shares beneficially owned by Seismic). Such amount does not include any such shares beneficially owned by the Oaktree Entities.

Pursuant to Rule 13d-4 of the Act, the filings by the Reporting Persons of this Amendment No. 2 to Schedule 13G does not constitute, and should not be construed as, an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.  Moreover, each of the Reporting Persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of the Act and Rule 13d-5 thereunder) involving Seismic and beneficial ownership of all any and all shares of Common Stock owned by Seismic, including through certain of the Reporting Persons.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information provided by another Reporting Person.

Clients of certain of the Reporting Persons have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities held in their accounts. No such client is known to have such right or power with respect to more than 5% of the class of securities to which this report relates.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  September 21, 2020

BROOKFIELD ASSET MANAGEMENT, INC.
By:	/s/ Jessica Diab

Name:	Jessica Diab
Title:	Vice President – Legal & Regulatory

PARTNERS LIMITED

By:	/s/ Brian Lawson

Name:	Brian Lawson
Title:	President

BROOKFIELD PRIVATE EQUITY INC.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Secretary

BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

BROOKFIELD PRIVATE EQUITY DIRECT INVESTMENTS HOLDINGS LP

By:	Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Vice-President and Secretary

BROOKFIELD PRIVATE FUNDS HOLDINGS INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Senior Vice President

BROOKFIELD CANADA ADVISER, LP

By:	Brookfield Private Funds Holdings Inc., its general partner:

By:	/s/ Karly Dyck

Name:	Karly Dyck
Title:	Senior Vice President

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.

By:	Brookfield Private Funds Holdings, Inc., its general partner:

By:	/s/ Karly Dyck

Name:	Karly Dyck
Title:	Senior Vice President

TITAN CO-INVESTMENT GP, LLC

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP

By:	Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD TITAN HOLDINGS LP

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

BCP TITAN MARGIN AGGREGATOR, L.P.

By:	Titan Margin Investment GP LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN MARGIN INVESTMENT GP LLC

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-AC, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-CN, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-DS, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-FN, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-GLH, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-HI, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-ICG, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-LB, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-MCG, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-MRS, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

TITAN CO-INVESTMENT-RBS, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

BCP TITAN AGGREGATOR, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

BCP TITAN SUB AGGREGATOR, L.P.

By:	Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Luke Ricci

Name:	Luke Ricci
Title:	Director, Legal

LONGHORN CAPITAL GS LP

By:	Longhorn Capital Ltd., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, LP

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS, L.P.

By:	Oaktree FF Investment Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, LP
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE FF INVESTMENT FUND GP, LTD.

By:	Oaktree Capital Management, LP
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE FF INVESTMENT FUND, L.P. - CLASS B

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE FF INVESTMENT FUND GP, L.P.

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE FF INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPS VIIIB HOLDCO LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPS X HOLDCO LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OCM OPPORTUNITIES FUND VII DELAWARE, L.P.

By:	OCM Opportunities Fund VII Delaware GP, Inc.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE GP, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE-FORREST MULTI-STRATEGY, LLC (SERIES B)

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND X HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VIIB DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT GP, LLC

By:	Atlas OCM Holdings, LLC.
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.
2	Joint Filing Agreement, dated September 21, 2020